As filed with the Securities and Exchange Commission on May 27, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Agree Realty Corporation

  (Exact name of Registrant as specified in its charter)

Maryland	38-3148187
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

70 East Long Lake Road Bloomfield Hills, Michigan	48304
(Address of Principal Executive Offices)	(Zip Code)

AGREE REALTY CORPORATION 2020 OMNIBUS INCENTIVE PLAN
(Full title of the plan)

Joel N. Agree President and Chief Executive Officer Agree Realty Corporation 70 East Long Lake Road Bloomfield Hills, MI 48304 (248) 737-4190
(Name, address and telephone number, including area code, of agent for service)

Copy to: Donald J. Kunz, Esq. Gabrielle Sims White, Esq. Honigman LLP 2290 First National Building 660 Woodward Ave. Detroit, Michigan 48226-3506 (313) 465-7454 (telephone) (313) 465-7455 (facsimile)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $0.0001 per share	700,000	$61.74	$43,218,000.00	$5,609.70

(1)	Represents shares of common stock, par value $0.0001 per share (the “Common Stock”), of Agree Realty Corporation issuable under the Agree Realty Corporation 2020 Omnibus Incentive Plan (the “Plan”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall cover an indeterminate amount of additional shares of Common Stock that may become issuable under the Plan by reason of certain corporate transactions or events, including any stock dividend, stock split, reorganization or any other similar transaction that affects the stock such that an adjustment is appropriate in order to prevent dilution of the rights of participants under the Plan.

(2)	Calculated pursuant to Rule 457(c) and (h) solely for the purpose of computing the registration fee and based on the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on May 22, 2020.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by Agree Realty Corporation, a Maryland corporation (the “Registrant”), relating to 700,000 shares of Common Stock, which have been reserved for issuance under the Plan to eligible employees, directors and consultants of the Registrant, and its affiliates.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of Form S-8 will be delivered to the participants in the Plan, as specified in Rule 428(b)(1) of the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents By Reference.

The following documents filed with the Commission by the Registrant are hereby incorporated by reference in this Registration Statement:

(a)	the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Commission on February 20, 2020;

(b)	the Registrant’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2020, filed with the Commission on April 20, 2020;

(c)	the Registrant’s Current Reports on Form 8-K filed with the Commission on January 6, 2020, March 24, 2020, March 30, 2020; April 1, 2020, April 2, 2020, April 22, 2020, and May 6, 2020; and

(d)	the description of Registrant’s Common Stock, par value $0.0001 per share, set forth in the Registrant’s Form 8-A filed March 18, 1994, including any amendments and reports filed for the purpose of updating such description.

All documents that the Registrant files (but not those that the Registrant furnishes) with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities covered hereby then remaining unsold are incorporated by reference in this Registration Statement and are a part hereof from the date of filing such documents.

Any statement herein or contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such prior statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Maryland General Corporation Law (“MGCL”) permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	active and deliberate dishonesty established by a final judgment and which is material to the cause of action.

The Registrant’s charter (the “Charter”) contains such a provision that eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law. These limitations of liability do not apply to liabilities arising under the federal securities laws and do not generally affect the availability of equitable remedies such as injunctive relief or rescission.

The Registrant’s present and former officers and directors are and will be indemnified under Maryland law, the Registrant’s amended and restated bylaws (the “Bylaws”) and the Charter against certain liabilities.  The Charter and Bylaws require the Registrant to indemnify the Registrant’s directors and officers, and, without requiring a preliminary determination of the ultimate entitlement to indemnification, to pay to the Registrant’s directors and officers or reimburse reasonable expenses of the Registrant’s directors and officers in advance of the final disposition of a proceeding, in each case to the fullest extent permitted from time to time by the laws of the State of Maryland. The Registrant may, with the approval of the Board, provide such indemnification and advance for expenses to a person who served a predecessor of the Registrant as a director or officer and any employee or agent of the Registrant or of a predecessor of the Registrant.

Maryland law requires a corporation (unless its charter provides otherwise, which the Charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis of that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by him or her on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

The Registrant maintains liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as the Registrant’s directors or officers.

Insofar as the foregoing provisions permit indemnification of directors, executive officers or persons controlling the Registrant for liability arising under the Securities Act, the Registrant has been informed that, in the opinion of the Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

4.1	Articles of Incorporation of the Registrant, including all amendments and articles supplementary thereto (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013)

4.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on May 9, 2013)

4.3	Articles of Amendment of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on May 3, 2016)

4.4	Articles of Amendment of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on May 6, 2015)

4.5	Articles Supplementary of the Registrant, dated February 26, 2019 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on February 28, 2019)

4.6	First Amendment to Amended and Restated Bylaws of the Registrant, effective February 26, 2019 (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on February 28, 2019)

4.7	Articles of Amendment of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on April 25, 2019)

4.8	Amended and Restated Registration Rights Agreement, dated July 8, 1994 by and among the Registrant, Richard Agree, Edward Rosenberg and Joel Weiner (incorporated by reference to Exhibit 10.2 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1994)

5.1*	Opinion of Ballard Spahr LLP

23.1*	Consent of Grant Thornton LLP

23.2*	Consent of Ballard Spahr LLP (included in its opinion filed as Exhibit 5.1 hereto)

24.1*	Power of Attorney (included after the signature of the Registrant contained on Signature Page of this Registration Statement)

99.1	Agree Realty Corporation 2020 Omnibus Incentive Plan, incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed on March 23, 2020

* Filed herewith

Item 9. Undertakings.

(a)	The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material changes to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement; and

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bloomfield Hills, State of Michigan, on May 27, 2020.

AGREE REALTY CORPORATION

By:	/s/ Joel N. Agree
Joel N. Agree
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Joel N. Agree, Clayton R. Thelen and Danielle Spehar as his true and lawful attorneys-in-fact and agents with full power of substitution, severally, for him or her in any and all capacities, to sign the Registration Statement on Form S-8 of Agree Realty Corporation, and any or all amendments (including post-effective amendments thereto), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Richard Agree	Executive Chairman of the Board	May 27, 2020
Richard Agree	of Directors

/s/ Joel N. Agree	President, Chief Executive Officer	May 27, 2020
Joel N. Agree	and Director (Principal Executive Officer)

/s/ Clayton R. Thelen	Chief Financial Officer and Secretary	May 27, 2020
Clayton R. Thelen	(Principal Financial Officer)

/s/ David Wolff	Chief Accounting Officer	May 27, 2020
David Wolff	(Principal Accounting Officer)

/s/ Craig Erlich	Director	May 27, 2020
Craig Erlich

/s/ Merrie S. Frankel	Director	May 27, 2020
Merrie S. Frankel

/s/ Farris G. Kalil	Director	May 27, 2020
Farris G. Kalil

/s/ Greg Lehmkuhl	Director	May 27, 2020
Greg Lehmkuhl

/s/ Simon Leopold	Director	May 27, 2020
Simon Leopold

/s/ Jerome Rossi	Director	May 27, 2020
Jerome Rossi

/s/ William S. Rubenfaer	Director	May 27, 2020
William S. Rubenfaer

[Signature Page to Registration Statement on Form S-8]